EIGHTH AMENDMENT TO
REVOLVING CREDIT AND SECURITY AGREEMENT

        THIS EIGHTH AMENDMENT TO REVOLVING CREDIT AND SECURITY AGREEMENT (“Amendment”), dated as of August 12, 2004, is by and between BADGER PAPER MILLS, INC., a corporation organized under the laws of the State of Wisconsin (“Borrower”) and PNC BANK, NATIONAL ASSOCIATION (“PNC”) as sole Lender and as Agent under the Credit Agreement referred to below.

W I T N E S S E T H :

        WHEREAS, PNC and Borrower entered into a certain Revolving Credit and Security Agreement, dated as of November 30, 2001, as amended by a First Amendment to Revolving Credit and Security Agreement, dated as of April 30, 2002, as further amended by a Second Amendment to Revolving Credit and Security Agreement, dated as of September, 2002, as further amended by a Third Amendment to Revolving Credit and Security Agreement, dated as of August 13, 2003, as further amended by a Fourth Amendment to Revolving Credit and Security Agreement, dated as of November 14, 2003, as further amended by a Fifth Amendment to Revolving Credit and Security Agreement, dated as of March 23, 2004, as further amended by a Sixth Amendment to Revolving Credit and Security Agreement dated as of April 30, 2004 and as further amended by a Seventh Amendment to Revolving Credit and Security Agreement dated as of May 14, 2004 (the “Credit Agreement”);

        WHEREAS, Borrower has requested that the Credit Agreement be amended as set forth herein;

        NOW, THEREFORE, in consideration of the terms and conditions contained herein, the parties hereto agree as follows:

        1.    DEFINITIONS. All capitalized terms used herein and not otherwise defined shall have the meanings provided for in the Credit Agreement.

        2.    AMENDMENT. Subject to the satisfaction of the conditions precedent set forth in Section 4 below, the Credit Agreement is hereby amended as follows:

2.1 The definition of “Applicable Margin” set forth in Section 1.2 of the Credit Agreement is hereby restated in its entirety to read as follows:

“Applicable Margin” shall mean the Applicable Margin per annum specified in the chart below for a particular level and Fixed Charge Coverage ratio and a particular type of Loan for the period set forth below, as the case may be.

Level	Fixed Charge Coverage ("FCC")	Revolving Advances
		Domestic Rate Loans	Eurodollar Rate Loans
Level 1	FCC<1.0 (year to date)	1.0%	3.50%
Level 2	FCC<1.0 (trailing 12 months)	.50%	3.00%
Level 3	FCC>1.00 (trailing 12 months)	0%	2.50%

The Applicable Margin shall at all times be that set forth for Level 1 above unless Borrower achieves a Fixed Charge Coverage Ratio equal to or greater than 1.0 to 1.0 as of the end of any calendar quarter for the year to date portion of the calendar year then ended, in which case the Applicable Margin shall be adjusted to Level 2 for the next succeeding calendar quarter. If Borrower achieves a Fixed Charge Coverage Ratio equal to or greater than 1.0 to 1.0 as of the end of any calendar quarter measured on a trailing 12-month basis, the Applicable Margin shall be adjusted to Level 3 for the next succeeding calendar quarter. Any adjustment to the Applicable Margin shall be effective commencing on the tenth (10th) Business Day after the delivery of the quarterly financial statements delivered in accordance with Section 9.8 and the related compliance certificate of Borrower; provided, however, that in the event that Borrower shall fail at any time to furnish to Agent the quarterly financial statements and compliance certificate required to be delivered pursuant to Section 9.8, the Applicable Margin set forth in Level 1 above shall apply until the tenth (10th) Business Day after the date that the quarterly financial statements and such compliance certificate are so delivered to the Agent, to the extent any adjustment is required.”

2.2 Section 6.5 of the Credit Agreement is hereby restated in its entirety to read as follows:

“6.5 Fixed Charge Coverage Ratio; Undrawn Availability. Cause to be maintained (i) at the end of each calendar quarter commencing with the calendar quarter ending March 31, 2002 (but excluding the calendar quarters ending September 30, 2003, December 31, 2003, March 31, 2004, June 30, 2004, September 30, 2004, December 31, 2004, March 31, 2005, June 30, 2005 and September 30, 2005), a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0, calculated for the twelve immediately preceding months ending as of the date of determination, (ii) at the end of the one-month period ending June 30, 2004 a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0, (iii) a Fixed Charge Coverage Ratio of not less than 1.0 to 1.0 at the end of the calendar quarter ending March 31, 2005 calculated for the three immediately preceding months, at the end of the calendar quarter ending June 30, 2005 calculated for the six immediately preceding months, and at the end of the calendar quarter ending September 30, 2005 calculated for the nine immediately preceding months, and (iv) Undrawn Availability of not less than $2,000,000 as of the close of business on at least three Business Days during each calendar week for the period commencing on August 16, 2004 through and including March 31, 2005.”

2.3 Section 6.6 of the Credit Agreement is hereby restated in its entirety to read as follows:

“6.6 Net Loss. Cause to be maintained a net loss not in excess of (i) $675,000 for the calendar quarter ending September 30, 2004, and (ii) $450,000 for the calendar quarter ending December 31, 2004.”

2.4 Retention of Consultant. To retain a management consultant acceptable to Agent, upon terms and conditions acceptable to Agent, on or before September 30, 2004.

        3.     WAIVER.

3.1 PNC, as Agent and sole Lender, hereby waives Borrower’s compliance with the Fixed Charge Coverage Ratio covenant, as set forth in Section 6.5 of the Credit Agreement, for the calendar month ending June 30, 2004.

3.2 PNC, as Agent and Lender, hereby waives Borrower’s compliance with the Tangible Net Worth Covenant contained in Section 6.6 of the Credit Agreement for the calendar month ending June 30, 2004.

        4.     CONDITIONS PRECEDENT. This Amendment shall become effective upon the delivery to Agent of executed counterparts of this Amendment and the following additional items:

a. Payment to Agent in immediately available funds of an amendment and waiver fee in the amount of $25,000; and

b. Such other items as Agent may reasonably request.

        5.     EXPENSES. Borrower shall pay, upon demand, all reasonable attorneys’ fees and out-of-pocket costs of Agent and Lender in connection with this Amendment and the agreements, documents and other items contemplated hereunder.

        6.     REAFFIRMATION OF GRANT OF SECURITY INTEREST. Borrower expressly acknowledges and agrees that all collateral, security interests, liens, pledges and mortgages heretofore, under this Amendment or hereafter granted to Agent including, without limitation, such collateral, security interests, liens, pledges and mortgages granted under the Credit Agreement and the Other Documents and all supplements thereto, extend to and secure all of the obligations of Borrower to Agent and Lenders, now existing or hereafter arising including, without limitation, those arising in connection with the Credit Agreement, as amended by this Amendment, upon the terms set forth in such agreements, all of which security interests, liens, pledges and mortgages are hereby ratified, reaffirmed, confirmed and approved.

        7.     MISCELLANEOUS.

7.1 Limited Nature of Amendment. The parties hereto acknowledge and agree that the terms and provisions of this Amendment amend, add to and constitute a part of the Credit Agreement. Except as expressly waived or modified and amended by the terms of this Amendment, all of the other terms and conditions of the Credit Agreement and all documents executed in connection therewith or referred to or incorporated therein remain in full force and effect and are hereby ratified, reaffirmed, confirmed and approved.

7.2 Conflict. If there is an express conflict between the terms of this Amendment and the terms of the Credit Agreement, or any of the other agreements or documents executed in connection therewith or referred to or incorporated therein, the terms of this Amendment shall govern and control.

7.3 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original.

7.4 Representations and Warranties. Borrower represents and warrants to Agent and Lenders as follows: (A) Borrower has all necessary corporate power and authority to execute and deliver this Amendment and perform its obligations hereunder; (B) this Amendment and the Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their terms; and (C) all representations and warranties of Borrower contained in the Credit Agreement and all other agreements, instruments and other writings relating thereto are true and complete as of the date hereof.

7.5 Governing Law. This Amendment was executed and delivered in Chicago, Illinois and shall be governed by and construed in accordance with the internal laws (as opposed to conflicts of law provisions) of the State of Illinois.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

BADGER PAPER MILLS, INC.
By:	/s/ William H. Peters
Name:	William H. Peters
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender
By:	/s/ S. B. Winick
Name:	Sherry B. Winick
Title:	Vice President

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